Exhibit 10.73

WCMA® LOAN AND SECURITY AGREEMENT

WCMA LOAN AND SECURITY AGREEMENT NO. 2BN-07R53 (“Loan Agreement”) dated as of June 25, 2004, between EXACTECH, INC., a corporation organized and existing under the laws of the State of Florida having its principal office at 2320 NorthWest 66th Court, Gainesville, FL 32653 (“Customer”), and MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., a corporation organized and existing under the laws of the State of Delaware having its principal office at 222 North LaSalle Street, Chicago, IL 60601 (“MLBFS”). This Loan Agreement amends and restates the Loan Agreement dated June 23, 1995, between the parties hereto (the “Original Loan Agreement”).

Pursuant to that certain WORKING CAPITAL MANAGEMENT® ACCOUNT AGREEMENT NO. 2BN-07R53 and the accompanying Program Description (as the same may be, or have been, amended, modified or supplemented, the “WCMA Agreement”) between Customer and MLBFS’ affiliate, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPF&S”), Customer opened, or shall prior to the Activation Date open, a Working Capital Management Account pursuant to the “WCMA Service” and the “WCMA Program” described in the WCMA Agreement and any documents incorporated therein. The WCMA Agreement is by this reference incorporated as a part hereof. In conjunction therewith and as part of the WCMA Program, Customer has requested that MLBFS provide, and subject to the terms and conditions herein set forth MLBFS has agreed to provide, a commercial line of credit for Customer.

Accordingly, and in consideration of the premises and of the mutual covenants of the parties hereto, Customer and MLBFS hereby agree as follows:

Article I. DEFINITIONS

1.1 Specific Terms. In addition to terms defined elsewhere in this Loan Agreement, when used herein the following terms shall have the following meanings:

“Activation Date” shall mean the date upon which MLBFS shall cause the WCMA Line of Credit to be fully activated under MLPF&S’ computer system as part of the WCMA Program.

“Applicable Margin” shall mean initially 150 basis points (1.50%) per annum until such time as Customer has provided to MLBFS the financial statements required pursuant to Section 3.2(a)(i) or (ii) of this Loan Agreement, at which time the Applicable Margin shall be determined in accordance with the pricing grid set forth below based on the ratio of Funded Debt to EBITDA (determined in accordance with this Loan Agreement) calculated based upon the financial information reported in the most recently received financial statement required pursuant to Section 3.2(a)(i) or (ii) of this Loan Agreement, as the case may be:

Funded Debt to EBITDA	Applicable Margin
If ratio is greater than or equal to 1.50	200 basis points (2.00%)
If ratio is less than 1.50 but greater than or equal to 1.00	175 basis points (1.75%)
If ratio is less than 1.00	150 basis points (1.50%)

The Applicable Margin shall be adjusted quarterly and said adjustment shall take effect five (5) Business Days after receipt of the financial statements required pursuant to Section 3.2(a)(i) or (ii) of this Loan Agreement, as the case may be. The foregoing notwithstanding, the Applicable Margin shall be equal to the Default Rate upon the occurrence and during the continuance of any Default under this Loan Agreement or any Loan Document.

“Available Borrowing Base” shall mean, on any date, the lesser of (i) the Maximum WCMA Line of Credit or (ii) the Borrowing Base, as applicable pursuant to Section 2.3.

“Bankruptcy Event” shall mean any of the following: (i) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, winding up or receivership law or statute shall be commenced, filed or consented to by any Credit Party; or (ii) any such proceeding shall be filed against any Credit Party and shall not be dismissed or withdrawn within sixty (60) days after filing; or (iii) any Credit Party shall make a general assignment for the benefit of creditors; or (iv) any Credit Party shall generally fail to pay or admit in writing its inability to pay its debts as they become due; or (v) any Credit Party shall be adjudicated a bankrupt or insolvent; or (vi) any Credit Party shall take advantage of any other law or procedure for the relief of debtors or shall take any action for the purpose of or with a view towards effecting any of the foregoing; or (vii) a receiver, trustee, custodian, fiscal agent or similar official for any Credit Party or for any substantial part of any of their respective property or assets shall be sought by such Credit Party or appointed.

“Borrowing Base” shall mean, on any date, the sum of (i) 80% of Eligible Accounts and (ii) the lesser of (a) the sum of (x) 50% of Eligible Inventory and (y) 25% of Eligible Consigned Inventory, which Eligible Consigned Inventory shall not exceed $4,000,000, or (b) $10,500,000; less in all cases (i) any reserves imposed by MLBFS from to time in its reasonable discretion and (ii) the maximum amount of Customer’s obligations under that certain Guaranty (the “Guaranty”) dated of even date herewith, made by Customer in favor of MLBFS, guarantying certain obligations owing to MLBFS by Altiva Corporation (said maximum amount currently being $3,000,000).

“Borrowing Base Certificate” shall mean a certificate substantially in the form of EXHIBIT A attached hereto.

“Business Day” shall mean any day other than a Saturday, Sunday, federal holiday or other day on which the New York Stock Exchange is regularly closed.

“Business Guarantor” shall mean every Guarantor that is not a natural person.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Certificate of Compliance” shall mean, as applicable, that duly executed certificate, in substantially the same form as EXHIBIT B attached hereto to the extent such certificate shall be applicable, of the president, chief financial officer or chief executive officer of Customer, certifying as to the matters set forth in such certificate.

“Collateral” shall mean the Note, dated October 29, 2003, made by Altiva Corporation in favor of Customer in the amount of up to $5,000,000, the WCMA Account, all Accounts, Chattel Paper, Contract Rights, Inventory, Equipment, General Intangibles, Deposit Accounts, Documents, Instruments, Investment Property and Financial Assets of Customer, howsoever arising, whether now owned or existing or hereafter acquired or arising, and wherever located; together with all parts thereof (including spare parts), all accessories and accessions thereto, all books and records (including computer records) directly related thereto, all proceeds thereof (including, without limitation, proceeds in the form of Accounts and insurance proceeds), and the collateral described in Section 3.6 (b) hereof; provided that Collateral shall be limited to the above items of personal property and shall not include any interest in real property of the Borrower or any buildings, structures and improvements now and hereinafter located on such real property, or the fixtures attached thereto, including, without limitation, any gas, steam, electric, water and other heating, cooking, refrigerating, plumbing, ventilating, irrigating and power extensions, appliances, fixtures and appurtenances, including air-conditioning ducts, machinery and equipment (for the avoidance of doubt, any such machinery and equipment that do not constitute fixtures shall be included in the Collateral), which are now or may hereinafter pertain to or be used with, in or on the real property, though they be either detached or detachable.

“Commitment Expiration Date” shall mean June 30, 2004.

“Credit Party” and “Credit Parties” shall mean, individually or collectively, the Customer, all Guarantors and all Pledgors.

“Default” shall mean either an “Event of Default” as defined in Section 3.5 hereof, or an event which with the giving of notice, passage of time, or both, would constitute such an Event of Default.

“Default Rate” shall mean an annual interest rate equal to the lesser of: (i) two percentage points over the Interest Rate; or (ii) the highest interest rate allowed by applicable law.

“Eligible Accounts” shall mean, as to any Person, all accounts receivable of such Person other than accounts receivable (i) which have remained unpaid for more than 60 days after the original due date thereof with such due date not to exceed forty five (45) days past the original date of sale; (ii) which are owed by any affiliate of Customer; (iii) which are payable by any Person not incorporated in a jurisdiction which is part of the United States of America or any state thereof except to the extent covered by credit insurance in amount and terms and issued by an insurer, in each case reasonably satisfactory to MLBFS; (iv) as to which the goods which gave rise to the receivable have been or are being returned or as to which a credit has been claimed but only to the extent of such return or claimed credit; (v) as to which (collectively, “Contras”) the account party has (or claimed the right to) set off against or has netted out (or claimed the right to net out) charge backs or other amounts due such account party by the obligee but only to the extent of such Contra; (vi) as to which there are accrued and unpaid late charges, to the extent of such late charges (provided, that this clause (vi) shall not derogate from the provisions of clause (i) above); (vii) which are payable by any Person which is the subject of any voluntary or involuntary bankruptcy or insolvency proceeding (state or federal), which has made a general assignment for the benefit of creditors or had a receiver, trustee or other similar official appointed with respect to all or a substantial portion of its properties or which has ceased doing business; or (viii) which MLBFS deems to be otherwise unacceptable in its reasonable judgment.

“Eligible Inventory” shall mean, as to any Person, all finished goods of such Person which are located within the United States of America (or goods in transit to the United States, the payment of which is secured by commercial letters of credit acceptable to MLBFS) excluding inventory (i) which is subject to a Lien (other than in favor of MLBFS or constituting a Permitted Lien), (ii) in which MLBFS does not have a first priority perfected security interest, subject to clauses (i), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) of Permitted Liens or (iii) with respect to which any representations or warranties contained in the Loan Documents are untrue in any material respect.

“Eligible Consigned Inventory” shall mean any finished goods subject to consignment arrangements of Customer entered into the ordinary course of business as historically conducted and in the absence of such consignment arrangement would otherwise constitute Eligible Inventory.

“EBITDA” shall mean the sum of Customer’s consolidated net income (or deficit) plus to the extent deducted in computing consolidated net income (or deficit) for the applicable period (a) interest expense (including payments in the nature of interest under capital leases), (b) income taxes, and (c) depreciation and amortization and other non-recurring items (positive or negative), all as determined on a trailing 12-month basis calculated based upon the financial information set forth in Customer’s quarterly financial statements prepared in accordance with GAAP.

“Event of Loss” shall mean the occurrence whereby any tangible Collateral that is material to the operations or financial condition of Customer is damaged beyond repair, lost, totally destroyed or confiscated and not repaired or replaced in a manner that is reasonably acceptable to MLBFS.

“Excess Interest” shall mean any amount or rate of interest (including the Default Rate and, to the extent that they may be deemed to constitute interest, any prepayment fees, late charges and other fees and charges) payable, charged or received in connection with any of the Loan Documents which exceeds the maximum amount or rate of interest permitted under applicable law.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) EBITDA less internally financed capital expenditures divided by (b) the sum of the aggregate principal and interest paid or accrued, the aggregate rental under capital leases paid or accrued, any dividends and other distributions paid or payable in cash to shareholders, and income taxes paid in cash; all determined on a trailing 12-month basis calculated based upon the financial information set forth in Customer’s financial statements prepared in accordance with GAAP.

“Funded Debt” shall mean all debt for borrowed money including all outstanding amounts under any revolving credit facility, debt to MLBFS, capitalized lease obligations, current and long term portions of term debt, and indebtedness in respect of standby letters of credit and guarantees to support financial obligations without duplication, but shall exclude all debt obligations that are subordinated to MLBFS.

“GAAP” shall mean the generally accepted accounting principles in effect in the United States of America from time to time.

“General Funding Conditions” shall mean each of the following conditions to any WCMA Loan by MLBFS hereunder: (i) Customer shall have validly subscribed to and continued to maintain the WCMA Account with MLPF&S, and the WCMA Account shall then be reflected as an active “commercial” WCMA Account (i.e., one with line of credit capabilities) on MLPF&S’ WCMA computer system; (ii) no Default or Event of Default shall have occurred and be continuing or would result from the making of any WCMA Loan hereunder by MLBFS; (iii) there shall not have occurred and be continuing any material adverse change in the business or financial condition of any Credit Party; (iv) all representations and warranties of all of the Credit Parties herein or in any of the Loan Documents shall then be true and correct in all material respects; (v) MLBFS shall have received this Loan Agreement and all of the other Loan Documents duly executed and filed or recorded where applicable, all of which shall be in form and substance reasonably satisfactory to MLBFS; (vi) MLBFS shall have received evidence reasonably satisfactory to it as to the ownership of the Collateral and the perfection and priority of MLBFS’ liens and security interests thereon, as well as the ownership of and the perfection and priority of MLBFS’ liens and security interests on any other collateral for the Obligations furnished pursuant to any of the Loan Documents; (vii) MLBFS shall have received evidence reasonably satisfactory to it of the insurance required hereby or by any of the Loan Documents; (viii) payment of all fees and expenses pursuant to Section 3.8(d) hereof; and (ix) any additional conditions specified in the proposal letter dated April 29, 2004 executed by MLBFS with respect to the transactions contemplated hereby shall have been met to the reasonable satisfaction of MLBFS.

“Guarantor” shall mean each Person obligated under a guaranty, endorsement or other undertaking by which such Person guarantees or assumes responsibility in any capacity for the payment or performance of any of the Obligations.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the ability of such other Person to make such payments, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred capital stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that, for purposes of this Loan Agreement, “Indebtedness” shall not include trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business.

“Initial Maturity Date” shall mean the first date upon which the WCMA Line of Credit will expire (subject to renewal in accordance with the terms hereof); to wit: June 30, 2006.

“Individual Guarantor” shall mean each Guarantor who is a natural person.

“Interest Due Date” shall mean the first Business Day of each calendar month during the term hereof.

“Interest Rate” shall mean a variable per annum rate of interest equal to the sum of (i) the Applicable Margin per annum, plus (ii) the One-Month LIBOR. “One-Month LIBOR” shall mean, as of the date of any determination, the interest rate then most recently published in the “Money Rates” section of The Wall Street Journal as the one-month London Interbank Offered Rate. The Interest Rate will change as of the date of publication in The Wall Street Journal of a One-Month LIBOR that is different from that published on the preceding Business Day, and, if more than one rate is published, then the One-Month LIBOR shall be the highest of such rates. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the One-Month LIBOR, MLBFS will choose a reasonably comparable index or source to use as the basis for the Interest Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Line Fee” shall mean a fee of twenty-five basis points (0.25%) on the Maximum WCMA Line of Credit payable periodically by Customer to MLBFS in accordance with the provisions of Section 2.2 hereof.

“Loan Documents” shall mean this Loan Agreement, any indenture, any guaranty of any of the Obligations under the Loan Agreement and all other security and other instruments, assignments, certificates, certifications and agreements of any kind relating to any of the Obligations under the Loan Agreement, whether obtained, authorized, authenticated, executed, sent or received concurrently with or subsequent to this Loan Agreement, or which evidence the creation, guaranty or collateralization of any of the Obligations under the Loan Agreement or the granting or perfection of liens or security interests upon any Collateral or any other collateral for the Obligations under the Loan Agreement, including any modifications, amendments or restatements of the foregoing.

“Location of Tangible Collateral” shall mean the address of Customer set forth at the beginning of this Loan Agreement, together with any other address or addresses set forth on an exhibit hereto as being a Location of Tangible Collateral.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, or financial condition of the Credit Parties, (taken as a consolidated whole), (b) the ability of any Credit Party to perform its obligations, when such obligations are required to be performed, under this Loan Agreement, or any other Loan Document or (c) the validity or enforceability of this Loan Agreement or any of the other Loan Documents or the rights or remedies of MLBFS hereunder or thereunder.

“Maturity Date” shall mean the date of expiration of the WCMA Line of Credit.

“Maximum WCMA Line of Credit” shall mean $21,000,000.00 less the maximum amount of Customer’s obligations under that certain Guaranty (the “Guaranty”) dated of even date herewith, made by Customer in favor of MLBFS, guarantying certain obligations owing to MLBFS by Altiva Corporation (said maximum amount currently being $3,000,000).

“Obligations” shall mean all liabilities, indebtedness and other obligations of Customer or any Credit Party to MLBFS, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary or joint or several, and, without limiting the generality of the foregoing, shall include principal, accrued interest (including without limitation interest accruing after the filing of any petition in bankruptcy), all advances made by or on behalf of MLBFS under the Loan Documents, collection and other costs and expenses incurred by or on behalf of MLBFS, whether incurred before or after judgment and all present and future liabilities, indebtedness and obligations of Customer under this Loan Agreement.

“Permitted Liens” shall mean (i) Liens created by or otherwise existing, under or in connection with this Loan Agreement or the other Loan Documents in favor of MLBFS; (ii) Liens securing indebtedness and Capital Leases (and refinancings thereof) to the extent permitted under Section 3.3(m)(c) hereof; (iii) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Customer, if required by and in conformity with GAAP; (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (vi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, utilities, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); (viii) Liens existing on the Closing Date and set forth on SCHEDULE 1.1(a); provided that, without the prior written consent of MLBFS, no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date; (ix) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default; and (x) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value for the property or use of the property to which such Lien is attached.

“Person” shall mean any natural person and any corporation, partnership (general, limited or otherwise), limited liability company, trust, association, joint venture, governmental body or agency or other entity having legal status of any kind.

“Pledgor” shall mean each Person who at any time provides collateral, or otherwise now or hereinafter agrees to grant MLBFS a security interest in any assets as security for Customer’s Obligations.

“Renewal Year” shall mean and refer to the 12-month period immediately following the Initial Maturity Date and each 12-month period thereafter.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated October 29, 2003, between Customer and Altiva Corporation.

“WCMA Account” shall mean and refer to the Working Capital Management Account of Customer with MLPF&S identified as Account No. 2BN-07R53 and any successor Working Capital Management Account of Customer with MLPF&S.

“WCMA Line of Credit” shall mean a line of credit funded by MLBFS through the WCMA Account.

“WCMA Loan” shall mean each advance made by MLBFS pursuant to this Loan Agreement.

“WCMA Loan Balance” shall mean an amount equal to the aggregate unpaid principal amount of all WCMA Loans.

“UCC” shall mean the Uniform Commercial Code of Illinois as in effect in Illinois from time to time.

1.2 Other Terms. Except as otherwise defined herein: (i) all terms used in this Loan Agreement which are defined in the UCC shall have the meanings set forth in the UCC, and (ii) capitalized terms used herein which are defined in the WCMA Agreement (including, without limitation, “Money Accounts”, “Minimum Money Accounts Balance”, and “WCMA Directed Reserve Program”) shall have the meanings set forth in the WCMA Agreement, and (iii) accounting terms not defined herein shall have the meaning ascribed to them in GAAP.

1.3 UCC Filing. Customer hereby authorizes MLBFS to file a record or records (as defined or otherwise specified under the UCC), including, without limitation, financing statements, in all jurisdictions and with all filing offices as MLBFS may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to MLBFS herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as MLBFS may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the MLBFS herein; provided that such description does not extend to assets of Customer a security interest in which is not granted hereunder.

ARTICLE II. THE WCMA LINE OF CREDIT

2.1 WCMA PROMISSORY NOTE. FOR VALUE RECEIVED, Customer hereby promises to pay to the order of MLBFS, at the times and in the manner set forth in this Loan Agreement, or in such other manner and at such place as MLBFS may hereafter designate in writing, the following: (a) on the Maturity Date, or if earlier, on the date of termination of the WCMA Line of Credit, the WCMA Loan Balance; (b) interest at the Interest Rate (or, if applicable, at the Default Rate) on the outstanding WCMA Loan Balance, from and including the date on which the initial WCMA Loan is made until the date of payment of all WCMA Loans in full; and (c) on demand, all other sums payable on demand pursuant to this Loan Agreement, including, but not limited to, the periodic Line Fee. Except as otherwise expressly set forth herein, Customer hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate and all other notices and formalities in connection with this WCMA Promissory Note and this Loan Agreement.

2.2 WCMA LOANS

(a) Activation Date. Provided that: (i) the Commitment Expiration Date shall not then have occurred, and (ii) Customer shall have subscribed to the WCMA Program and its subscription to the WCMA Program shall then be in effect, the Activation Date shall occur on or promptly after the date, following the acceptance of this Loan Agreement by MLBFS at its office in Chicago, Illinois, upon which each of the General Funding Conditions shall have been met or satisfied to the reasonable satisfaction of MLBFS. No activation by MLBFS of the WCMA Line of Credit for a nominal amount shall be deemed evidence of the satisfaction of any of the conditions herein set forth, or a waiver of any of the terms or conditions hereof. Customer hereby authorizes MLBFS to pay out of and charge to Customer’s WCMA Account on the Activation Date any and all amounts necessary to fully pay off any bank or other financial institution having a lien upon any of the Collateral other than a Permitted Lien.

(b) WCMA Loans. Subject to the terms and conditions hereof, during the period from and after the Activation Date to the first to occur of the Maturity Date or the date of termination of the WCMA Line of Credit pursuant to the terms hereof, and in addition to WCMA Loans automatically made to pay accrued interest, as hereafter provided: (i) MLBFS will make WCMA Loans to Customer in such amounts as Customer may from time to time request in accordance with the terms hereof, up to an aggregate outstanding amount not to exceed the lesser of (a) the Maximum WCMA Line of Credit and (b) the Available Borrowing Base (to the extent applicable pursuant to Section 2.3 hereof); and (ii) Customer may repay any WCMA Loans in whole or in part at any time, and request a re-borrowing of amounts repaid on a revolving basis. Customer may request such WCMA Loans by use of WCMA Checks, FTS, Visa® charges, wire transfers, or such other means of access to the WCMA Line of Credit as may be permitted under the WCMA Program or otherwise permitted by MLBFS from time to time; it being understood that so long as the WCMA Line of Credit shall be in effect, any charge or debit to the WCMA Account which but for the WCMA Line of Credit would under the terms of the WCMA Agreement result in an overdraft, shall be deemed a request by Customer for a WCMA Loan.

(c) Conditions of WCMA Loans. Notwithstanding the foregoing, MLBFS shall not be obligated to make any WCMA Loan, and may without notice refuse to honor any such request by Customer, if at the time of receipt by MLBFS of Customer’s request: (i) the making of such WCMA Loan would cause the Maximum WCMA Line of Credit or the Available Borrowing Base (to the extent applicable pursuant to Section 2.3 hereof) to be exceeded; or (ii) the Maturity Date shall have occurred, or the WCMA Line of Credit shall have otherwise been terminated in accordance with the terms hereof; or (iii) Customer’s subscription to the WCMA Program shall have been terminated; or (iv) an event shall have occurred and be continuing which shall have caused any of the General Funding Conditions to not then be met or satisfied to the reasonable satisfaction of MLBFS. The making by MLBFS of any WCMA Loan at a time when any one or more of said conditions shall not have been met shall not in any event be construed as a waiver of said condition or conditions or of any Default, and shall not prevent MLBFS at any time thereafter while any condition shall not have been met from refusing to honor any request by Customer for a WCMA Loan.

(d) Limitation of Liability. MLBFS shall not be responsible, and shall have no liability to Customer or any other party, for any delay or failure of MLBFS to honor any request of Customer for a WCMA Loan or any other act or omission of MLBFS, MLPF&S or any of their affiliates due to or resulting from any system failure, error or delay in posting or other clerical error, (provided that MLBFS will use diligent efforts to correct any such error) loss of power, fire, Act of God or other cause beyond the reasonable control of MLBFS, MLPF&S or any of their affiliates unless directly arising out of the willful wrongful act or gross negligence of MLBFS. In no event shall MLBFS be liable to Customer or any other party for any incidental or consequential damages arising from any act or omission by MLBFS, MLPF&S or any of their affiliates in connection with the WCMA Line of Credit or this Loan Agreement.

(e) Interest. (i) An amount equal to accrued interest on the daily WCMA Loan Balance shall be payable by Customer monthly on each Interest Due Date, commencing with the first Interest Due Date after the Activation Date. Unless otherwise hereafter directed in writing by MLBFS on or after the first to occur of the Maturity Date or the date of termination of the WCMA Line of Credit pursuant to the terms hereof, such interest will be automatically charged to the WCMA Account on the applicable Interest Due Date, and, to the extent not paid with free credit balances or the proceeds of sales of any Money Accounts then in the WCMA Account, as hereafter provided, paid by a WCMA Loan and added to the WCMA Loan Balance. All interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

(ii) Upon the occurrence and during the continuance of any Event of Default, but without limiting the rights and remedies otherwise available to MLBFS hereunder or waiving such Default, the interest payable by Customer hereunder shall at the option of MLBFS accrue and be payable at the Default Rate. The Default Rate, once implemented, shall continue to apply to the Obligations under this Loan Agreement and be payable by Customer until the date MLBFS gives written notice that such Default has been cured to the reasonable satisfaction of MLBFS.

(iii) Notwithstanding any provision to the contrary in any of the Loan Documents, no provision of any of the Loan Documents shall require the payment or permit the collection of Excess Interest. If any Excess Interest is provided for, or is adjudicated as being provided for, in any of the Loan Documents, then: (A) Customer shall not be obligated to pay any Excess Interest; and (B) any Excess Interest that MLBFS may have received hereunder or under any of the Loan Documents shall, at the option of MLBFS, be either applied as a credit against the then unpaid WCMA Loan Balance or refunded to the payor thereof.

(f) Payments. All payments required or permitted to be made pursuant to this Loan Agreement shall be made in lawful money of the United States. Unless otherwise directed by MLBFS, payments on account of the WCMA Loan Balance may be made by the delivery of checks (other than WCMA Checks), or by means of FTS or wire transfer of funds (other than funds from the WCMA Line of Credit) to MLPF&S for credit to Customer’s WCMA Account. Notwithstanding anything in the WCMA Agreement to the contrary, Customer hereby irrevocably authorizes and directs MLPF&S to apply available free credit balances in the WCMA Account to the repayment of the WCMA Loan Balance prior to application for any other purpose. Payments to MLBFS from funds in the WCMA Account shall be deemed to be made by Customer upon the same basis and schedule as funds are made available for investment in the Money Accounts in accordance with the terms of the WCMA Agreement. All funds received by MLBFS from MLPF&S pursuant to the aforesaid authorization shall be applied by MLBFS to repayment of the WCMA Loan Balance. The acceptance by or on behalf of MLBFS of a check or other payment for a lesser amount than shall be due from Customer, regardless of any endorsement or statement thereon or transmitted therewith, shall not be deemed an accord and satisfaction or anything other than a payment on account, and MLBFS or anyone acting on behalf of MLBFS may accept such check or other payment without prejudice to the rights of MLBFS to recover the balance actually due or to pursue any other remedy under this Loan Agreement or applicable law for such balance. All checks accepted by or on behalf of MLBFS in connection with the WCMA Line of Credit are subject to final collection.

(g) Irrevocable Instructions to MLPF&S. In order to minimize the WCMA Loan Balance, Customer hereby irrevocably authorizes and directs MLPF&S, effective on the Activation Date and continuing thereafter so long as this Loan Agreement shall be in effect: (i) to immediately and prior to application for any other purpose pay to MLBFS to the extent of any WCMA Loan Balance or other amounts payable by Customer hereunder all available free credit balances from time to time in the WCMA Account; and (ii) if such available free credit balances are insufficient to pay the WCMA Loan Balance and such other amounts, and there are in the WCMA Account at any time any investments in Money Accounts (other than any investments constituting any Minimum Money Accounts Balance under the WCMA Directed Reserve Program), to immediately liquidate such investments and pay to MLBFS to the extent of any WCMA Loan Balance and such other amounts the available proceeds from the liquidation of any such Money Accounts.

(h) Late Charge. Any payment or deposit required to be made by Customer pursuant to the Loan Documents not paid or made within ten (10) days of the applicable due date shall be subject to a late charge in an amount equal to the lesser of: (a) 5% of the overdue amount, or (b) the maximum amount permitted by applicable law. Such late charge shall be payable on demand, or, without demand, may in the sole discretion of MLBFS be paid by a subsequent WCMA Loan and added to the WCMA Loan Balance in the same manner as provided herein for accrued interest with respect to the WCMA Line of Credit.

(i) Statements. MLPF&S will include in each monthly statement it issues under the WCMA Program information with respect to WCMA Loans and the WCMA Loan Balance. Any questions that Customer may have with respect to such information should be directed to MLBFS; and any questions with respect to any other matter in such statements or about or affecting the WCMA Program should be directed to MLPF&S.

(j) Use of WCMA Loan Proceeds. The proceeds of each WCMA Loan initiated by Customer shall be used by Customer solely for working capital in the ordinary course of its business, general corporate purposes, including permitted acquisitions allowed pursuant to the terms hereof, and closing fees and expenses incurred herewith or, with the prior written consent of MLBFS, for other lawful business purposes of Customer not prohibited hereby. Customer agrees that under no circumstances will the proceeds of any WCMA Loan be used: (i) for personal, family or household purposes of any person whatsoever, or (ii) to purchase, carry or trade in securities, or repay debt incurred to purchase, carry or trade in securities, whether in or in connection with the WCMA Account, another account of Customer with MLPF&S or an account of Customer at any other broker or dealer in securities, or (iii) unless otherwise consented to in writing by MLBFS, to pay any amount to Merrill Lynch and Co., Inc. or any of its subsidiaries, other than Merrill Lynch Bank USA, Merrill Lynch Bank & Trust Co. or any subsidiary of either of them (including MLBFS and Merrill Lynch Credit Corporation).

(k) Renewal at Option of MLBFS; Right of Customer to Terminate. MLBFS may at any time, in its sole discretion and at its sole option, renew the WCMA Line of Credit for one or more Renewal Years or extend the Maturity Date; it being understood, however, that no such renewal or extension shall be effective unless set forth in a writing executed by a duly authorized representative of MLBFS and delivered to Customer. Unless any such renewal or extension is accompanied by a proposed change in the terms of the WCMA Line of Credit (other than the extension of the Maturity Date), no Customer approval shall be required. Customer shall, however, have the right to terminate the WCMA Line of Credit at any time upon written notice to MLBFS. Concurrently with any such termination, Customer shall pay to MLBFS the entire WCMA Loan Balance and all other Obligations under the Loan Agreement.

(l) Line Fees. (i) In consideration of the extension of the WCMA Line of Credit by MLBFS to Customer during the period from the Activation Date to the Initial Maturity Date, Customer has paid or shall pay the Line Fee to MLBFS (provided that the Line Fee (i) for the period from the Activation Date to June 30, 2005 shall be due and payable on the Activation Date and (ii) the Line Fee for the period from June 30, 2005 to the Initial Maturity Date shall be due and payable on June 30, 2005). If the Line Fee has not heretofore been paid by Customer, Customer hereby authorizes MLBFS, at its option, to either cause the Line Fee to be paid on the Activation Date with a WCMA Loan, or invoice Customer for such Line Fee (in which event Customer shall pay said fee within 5 Business Days after receipt of such invoice). No delay in the Activation Date, howsoever caused, shall entitle Customer to any rebate or reduction in the Line Fee or to any extension of the Initial Maturity Date.

(ii) Customer shall pay to MLBFS an additional Line Fee for each Renewal Year, or an extension fee for any extension of the Maturity Date (each extension fee shall be equal to the pro rata amount of the Line Fee corresponding to the length of the extension period). In connection therewith, Customer hereby authorizes MLBFS, at its option, to either cause each such fee to be paid with a WCMA Loan on or at any time after the first Business Day of such Renewal Year or extension period, as applicable, or invoiced to Customer at such time (in which event Customer shall pay such Line Fee within 5 Business Days after receipt of such invoice). Each Line Fee and extension fee shall be deemed fully earned by MLBFS on the date payable by Customer, and no termination of the WCMA Line of Credit, howsoever caused, shall entitle Customer to any rebate or refund of any portion of such fee; provided, however, that if Customer shall terminate the WCMA Line of Credit not later than 10 Business Days after the receipt by Customer of notice from MLBFS of a renewal of the WCMA Line of Credit, Customer shall be entitled to a refund of any Line Fee charged by MLBFS for the ensuing Renewal Year.

2.3 APPLICABILITY OF BORROWING BASE. If and only if, at any time during which any Obligations under the Loan Agreement are outstanding, the ratio of Funded Debt to EBITDA is greater than or equal to 1.50, then the availability of credit under this Agreement shall be subject to the amount of the Available Borrowing Base, and, in such case in no event shall the sum of (without duplication) the WCMA Loan Balance exceed the Available Borrowing Base. At all times during which the Available Borrowing Base is applicable to the WCMA Line of Credit pursuant to this Section 2.3, Customer shall furnish to MLBFS a Borrowing Base Certificate (duly completed and executed by Customer) within 15 days after the end of each fiscal month, together with accounts receivable aging reports, inventory reports and such other supporting documentation as MLBFS may reasonably request.

Article III. GENERAL PROVISIONS

3.1 REPRESENTATIONS AND WARRANTIES

Customer represents and warrants to MLBFS that:

(a) Organization and Existence. Customer is a corporation, duly organized and validly existing in good standing under the laws of the State of Florida and is qualified to do business and in good standing in each other state where the nature of its business or the property owned by it make such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect.

(b) Execution, Delivery and Performance. Each Credit Party has the requisite power and authority to enter into and perform the Loan Documents. To the knowledge of the Customer, the Customer holds all necessary permits, licenses, certificates of occupancy and other governmental authorizations and approvals required in order to own and operate the Customer’s business, except where the failure to hold such permits, license, certificates of occupancy or other governmental authorization and approval would not result in a Material Adverse Effect. The execution, delivery and performance by Customer of this Loan Agreement and by each of the other Credit Parties of such of the other Loan Documents to which it is a party: (i) have been duly authorized by all requisite action, (ii) to the knowledge of the Customer do not and will not violate or conflict with any law, order or other governmental requirement binding on or affecting any Credit Party, or any of the agreements, instruments or documents which formed or govern any of the Credit Parties, except for such violations or conflicts which would not result in a Material Adverse Effect, and (iii) do not and will not breach or violate any of the provisions of, and will not result in a default by any of the Credit Parties under, any other material agreement, instrument or document to which it is a party or is subject, except for such violations or defaults which would not result in a Material Adverse Effect.

(c) Notices and Approvals. Except as may have been given or obtained, no notice to or consent or approval of any governmental body or authority or other third party whatsoever (including, without limitation, any other creditor) is required in connection with the execution, delivery or performance by any Credit Party of such of this Loan Agreement and the Loan Documents to which it is a party.

(d) Enforceability. The Loan Documents to which any Credit Party is a party are the respective legal, valid and binding obligations of such Credit Party, enforceable against it or them, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally or by general principles of equity.

(e) Collateral. Except for priorities afforded to any Permitted Liens: (i) Customer has good title to the Collateral, (ii) none of the Collateral is subject to any lien, encumbrance or security interest, and (iii) upon the filing of all Uniform Commercial Code financing statements authenticated or otherwise authorized by Customer with respect to the Collateral in the appropriate jurisdiction(s) and/or the completion of any other action required by applicable law to perfect its liens and security interests, MLBFS will have valid and perfected first liens and security interests upon all of the Collateral.

(f) Financial Statements. Except as expressly set forth in Customer’s financial statements, all financial statements of Customer furnished to MLBFS have been prepared in conformity with generally accepted accounting principles, consistently applied, are true and correct in all material respects, and fairly present the financial condition of it as at such dates and the results of its operations for the periods then ended (subject, in the case of interim unaudited financial statements, to normal year-end adjustments); and since the most recent date covered by such financial statements, there has been no material adverse change in any such financial condition or operation.

(g) Litigation; Compliance With All Laws. No litigation, arbitration, administrative or governmental proceedings are pending or, to the knowledge of Customer, threatened against any Credit Party, which could reasonably be expected to materially and adversely affect (i) such Credit Party’s interest in the Collateral or the liens and security interests of MLBFS hereunder or under any of the Loan Documents, or (ii) the financial condition of any Credit Party or its continued operations. To the knowledge of Customer, each Credit Party is in compliance in all-material respects with all laws, regulations, requirements and approvals applicable to such Credit Party, except where the failure to be in full compliance would not result in a Material Adverse Effect.

(h) Tax Returns. All federal, state and local tax returns, reports and statements required to be filed by any Credit Party have been filed with the appropriate governmental agencies and all taxes due and payable by any Credit Party have been timely paid (except to the extent that any such failure to file or pay will not materially and adversely affect (i) either the liens and security interests of MLBFS hereunder or under any of the Loan Documents, (ii) the financial condition of any Credit Party, or (iii) its continued operations) and except for those taxes (and related tax returns) that are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Credit Party).

(i) Collateral Location. All of the tangible Collateral is located at a Location of Tangible Collateral.

(j) No Default. No “Default” or “Event of Default” (each as defined in this Loan Agreement or any of the other Loan Documents) has occurred and is continuing.

(k) No Outside Broker. Except for employees of MLBFS, MLPF&S or one of their affiliates, Customer has not in connection with the transactions contemplated hereby directly or indirectly engaged or dealt with, and was not introduced or referred to MLBFS by, any broker or other loan arranger.

Each of the foregoing representations and warranties: (i) has been and will be relied upon as an inducement to MLBFS to provide the WCMA Line of Credit, and (ii) is continuing and shall be deemed remade by Customer concurrently with each request for a WCMA Loan.

3.2 FINANCIAL AND OTHER INFORMATION

(a) Customer shall furnish or cause to be furnished to MLBFS during the term of this Loan Agreement all of the following:

(i) Annual Financial Statements. Within 90 days after the close of each fiscal year of Customer, a copy of the annual audited financial statements of Customer, including in reasonable detail, a balance sheet and statement of retained earnings as at the close of such fiscal year and statements of profit and loss and cash flow for such fiscal year.

(ii) Interim Financial Statements. Within 45 days after the close of each fiscal quarter of Customer, except the fourth fiscal quarter of the Customer’s fiscal year, a copy of the management-prepared, consolidated interim financial statements of Customer for such fiscal quarter (including in reasonable detail both a balance sheet as of the close of such fiscal period, and statement of profit and loss and cash flow for the applicable fiscal period).

(iii) Certificate of Compliance. Contemporaneous with the delivery of annual and interim financial statements pursuant to Sections 3.2(a)(i) and (ii) above, a Certificate of Compliance, duly executed by an authorized officer of Customer, in the form of EXHIBIT B attached hereto, or such other form as reasonably required by MLBFS from time to time.

(iv) SEC Reports. Unless such reports are publicly available online via the Securities and Exchange Commission’s (“SEC”) EDGAR system, Customer shall furnish or cause to be furnished to MLBFS not later than 10 days after the date of filing with the SEC, a copy of each 10-K, 10-Q and 8-K required to be filed with the SEC during the term hereof by Customer.

(v) Borrowing Base Certificate. As and when required pursuant to Section 2.3 hereof, a Borrowing Base Certificate together with the supporting documentation required pursuant to said Section 2.3.

(vi) Accounts Receivable Aging and Inventory Reports. Contemporaneous with the delivery of the Borrowing Base Certificate, an accounts receivable aging and inventory report.

(vii) Financial Forecast. Within 60 days after the close of each fiscal year of Customer, a copy of a management-prepared financial forecast of operations, balance sheet, statement of profit and loss, and budget of expenditures for a period of not less than the then current fiscal year.

(viii) Other Information. Such other information as MLBFS may from time to time reasonably request relating to Customer or the Collateral.

(b) General Agreements With Respect to Financial Information. Customer agrees that except as otherwise specified herein or otherwise agreed to in writing by MLBFS: (i) all annual financial statements required to be furnished by Customer to MLBFS hereunder will be prepared by either the current independent accountants for Customer or, if Customer elects to no longer have such independent accountants prepare the financial statements, other independent accountants reasonably acceptable to MLBFS, and (ii) all other financial information required to be furnished by Customer to MLBFS hereunder will be certified as correct in all material respects by the party who has prepared such information, and, in the case of internally prepared information with respect to Customer, certified as correct by its chief financial officer.

3.3 OTHER COVENANTS

Customer further covenants and agrees during the term of this Loan Agreement that:

(a) Financial Records; Inspection. Each Credit Party (other than any Individual Guarantor) will: (i) maintain at its principal place of business complete and accurate books and records, and maintain all of its financial records in a manner consistent with GAAP, or prepared on such other basis as may be reasonably approved in writing by MLBFS; and (ii) permit MLBFS or its duly authorized representatives, upon reasonable notice and at reasonable times (and, in any event, during regular business hours), to inspect its properties (both real and personal), operations, books and records.

(b) Taxes. Each Credit Party will pay when due all of its respective taxes, assessments and other governmental charges, howsoever designated, and all other liabilities and obligations, except for taxes being contested in food faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on Customer’s books and except to the extent that any such failure to file or pay will not materially and adversely affect either the liens and security interests of MLBFS hereunder or under any of the Loan Documents, the financial condition of any Credit Party or its continued operations.

(c) Compliance With Laws and Agreements. No Credit Party will violate (i) any law, regulation or other governmental requirement, any judgment or order of any court or governmental agency or authority; (ii) any agreement, instrument or document which is material to its operations or to the operation or use of any Collateral, in each case as contemplated by the Loan Documents; or (iii) any material agreement, instrument or document to which it is a party or by which it is bound, if any such violation will materially and adversely affect either the liens and security interests of MLBFS hereunder or under any of the Loan Documents, or the financial condition or the continued operations of Customer.

(d) No Use of Merrill Lynch Name. No Credit Party will directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release or interview, the name, logo or any trademark of MLBFS, MLPF&S, Merrill Lynch and Co., Incorporated or any of their affiliates, except as otherwise required by applicable law.

(e) Notification By Customer. Customer shall provide MLBFS with written notification of any of the following events promptly after receipt by Customer of any notice or knowledge thereof: (i) any Default; (ii) any material adverse change in the business, financial condition or operations of any Credit Party; (iii) any information which indicates that any financial statements of any Credit Party fail in any material respect to present fairly the financial condition and results of operations purported to be presented in such statements; (iv) any threatened or pending litigation involving any Credit Party which would reasonably be expected to have a Material Adverse Effect; (v) any casualty loss, attachment, lien, judicial process, encumbrance or claim affecting or involving $100,000 or more of any Collateral; and (vi) any change in Customer’s outside accountants. Each notification by Customer pursuant hereto shall specify the event or information causing such notification, and, to the extent applicable, shall specify the steps being taken to rectify or remedy such event or information.

(f) Entity Organization. Each Credit Party which is an entity will (i) remain (A) validly existing and in good standing in the state of its organization and (B) qualified to do business and in good standing in each other state where the nature of its business or the property owned by it make such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect, and (ii) maintain all governmental permits, licenses and authorizations, except where the failure to so maintain such permits, licenses and authorizations would not result in a Material Adverse Effect. Customer shall give MLBFS not less than 30 days prior written notice of any change in name (including any fictitious name) or chief executive office, place of business, or as applicable, the principal residence of any Credit Party.

(g) Change in Business. Except upon the prior written consent of MLBFS, Customer will not cause or permit any Credit Party to (i) engage in any material business substantially different from its business in effect as of the date of application by Customer for credit from MLBFS (or any other business reasonably related thereto or the reasonable extensions thereof), or cease operating any such material business or (ii) create any new subsidiaries unless prior to or contemporaneous with such creation, Customer causes such new subsidiary to execute and deliver a guaranty in a form satisfactory to MLBFS, in its sole and absolute discretion, together with any other documents or other forms of assurances that MLBFS may reasonably request.

(h) Acquisition Of Assets Or Stock Of Any Other Entity. Customer shall not, without the prior written consent of MLBFS, directly or indirectly acquire substantially all of the assets or at least a majority of the stock of any other entity. Notwithstanding the foregoing, provided no Default exists or would result from such an acquisition, MLBFS’ consent shall not be required for the acquisition by Customer of assets of any other entity for the amount that is less than $1,500,000.00 in any single transaction or $6,000,000.00 for all transactions on an aggregate combined basis during any fiscal year by Customer.

(i) No Loans Or Guaranties. Customer shall not, itself, and Customer shall not cause any Corporate Guarantor to, without the prior written consent of MLBFS, directly or indirectly lend any moneys to, or guaranty the debt of, any Person or entity in excess of $250,000.00 during any fiscal year, other than contractual commitments pursuant to the Securities Purchase Agreement and extension of loans or guaranties of debt of wholly-owned subsidiaries of Customer, provided that such wholly-owned subsidiary first becomes a Guarantor of all of the Obligations.

(j) No Change In Management. Customer shall maintain experienced and competent professional senior management that are actively engaged in the Customer’s business, including Dr. William Petty, MD, or such otherwise qualified successor as approved by MLBFS.

(k) Funded Debt To EBITDA Ratio. Customer shall at all times maintain a ratio of Funded Debt to EBITDA of not greater than 2.00 determined no less frequently than quarterly on a trailing twelve month basis.

(l) Fixed Charge Coverage Ratio. Customer shall at all times maintain a Fixed Charge Coverage Ratio of no less than 1.30 determined no less frequently than quarterly on a trailing twelve month basis.

(m) Limitation on Indebtedness. Except upon the prior written consent of MLBFS, Customer shall not contract, create, incur, assume or permit to exist any Indebtedness in excess of $1,000,000 at any time outstanding, except: (a) Indebtedness arising or existing under this Loan Agreement, the MLBFS Line of Credit, and other Loan Documents or any other Obligation from time to time owing to MLBFS; (b) Indebtedness of Customer existing as of the Closing Date specified in SCHEDULE 3.3(i) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension; and (c) Indebtedness of Customer incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the aggregate amount of all such Indebtedness shall not exceed $250,000 at any time outstanding.

(n) Limitation on Liens. Except upon the prior written consent of MLBFS, Customer will not, nor will it permit any Credit Party to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

(o) Corporate Guarantors. Customer shall cause any hereafter created parent holding company parent or wholly owned domestic subsidiaries to guarantee Customer’s obligations hereunder and execute a guaranty agreement and other documents in form and substance reasonably acceptable to MLBFS.

(p) Notice of Altiva Share Purchase. Customer shall furnish to MLBFS thirty (30) days prior written notice of Customer’s exercise of the Buyout Option pursuant to rights granted under the Securities Purchase Agreement.

(q) Limitation on Further Negative Pledges. Customer shall not, nor shall it permit any Credit Party to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Loan Agreement and the other Loan Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 3.3(m), provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith and the proceeds thereof; and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

3.4 COLLATERAL

(a) Pledge of Collateral. To secure payment and performance of the Obligations, Customer hereby pledges, assigns, transfers and sets over to MLBFS, and grants to MLBFS first liens and security interests in and upon all of the Collateral, subject only to priorities afforded to Permitted Liens.

(b) Liens. Except upon the prior written consent of MLBFS, Customer shall not create or permit to exist any lien, encumbrance or security interest upon or with respect to any Collateral now owned or hereafter acquired other than Permitted Liens.

(c) Performance of Obligations. Customer shall perform all of its obligations owing on account of or with respect to the Collateral; it being understood that nothing herein, and no action or inaction by MLBFS, under this Loan Agreement or otherwise, shall be deemed an assumption by MLBFS of any of Customer’s said obligations.

(d) Sales and Collections. Customer shall not sell, transfer or otherwise dispose of any Collateral, except that so long as no Event of Default shall have occurred and be continuing, Customer may in the ordinary course of its business: (i) sell any Inventory normally held by Customer for sale, (ii) use or consume any materials and supplies normally held by Customer for use or consumption, (iii) collect all of its Accounts; and (iv) sell, exchange or otherwise dispose of portions of its equipment which are obsolete, worn-out or unsuitable for continued use by Customer. In the event Customer engages in any sale or other disposition of the Collateral that is permitted hereunder, MLBFS shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Customer any instrument, document, order, financing statement, assignment, waiver, consent or other writing and shall perform or cause to be performed such acts which may be reasonably necessary to release MLBFS’s security interest in and facilitate the sale or other disposition of the Collateral being sold or otherwise disposed of.

(e) Account Schedules. Upon the request of MLBFS, which may be made from time to time, Customer shall deliver to MLBFS, in addition to the other information required hereunder, a schedule identifying, for each Account and all Chattel Paper subject to MLBFS’ security interests hereunder, each account debtor by name and address and amount, invoice or contract number and date of each invoice or contract. Customer shall furnish to MLBFS such additional information with respect to the Collateral, and amounts received by Customer as proceeds of any of the Collateral, as MLBFS may from time to time reasonably request.

(f) Alterations and Maintenance. Except upon the prior written consent of MLBFS, Customer shall not make or permit any material alterations to any tangible Collateral that is material to the operations or financial condition of Customer which might materially reduce or impair its market value or utility. Customer shall at all times (i) keep the material tangible Collateral in good condition and repair, reasonable wear and tear excepted, (ii) protect the material Collateral against loss, damage or destruction and (iii) pay or cause to be paid all obligations arising from the repair and maintenance of such Collateral, as well as all obligations with respect to any Location of Tangible Collateral (e.g., all obligations under any lease, mortgage or bailment agreement), except for any such obligations being contested by Customer in good faith by appropriate proceedings.

(g) Location. Except for movements required in the ordinary course of Customer’s business, Customer shall give MLBFS 30 days’ prior written notice of the placing at or movement of any tangible Collateral to any location other than a Location of Tangible Collateral. Except for movements required in the ordinary course of Customer’s business, in no event shall Customer cause or permit any material tangible Collateral to be removed from the United States without the express prior written consent of MLBFS. Customer will keep its books and records at its principal office address specified in the first paragraph of this Loan Agreement. Customer will not change the address where books and records are kept, or change its name or taxpayer identification number. Customer will place a legend acceptable to MLBFS on all Chattel Paper that is Collateral in the possession or control of Customer from time to time indicating that MLBFS has a security interest therein.

(h) Insurance. Customer shall maintain such insurance as may be required by law or is customarily maintained by companies in a similar business or otherwise reasonably required by MLBFS. All such insurance policies shall provide that losses will be payable to MLBFS as its interests may appear pursuant to a lender’s or mortgagee’s long form loss payable endorsement or as an additional party insured and shall provide that MLBFS will receive not less than 10 days prior written notice of any cancellation, and shall otherwise be in form and amount and with an insurer or insurers reasonably acceptable to MLBFS. Customer shall furnish MLBFS with a copy or certificate of each such policy or policies and, prior to any expiration or cancellation, each renewal or replacement thereof.

(i) Event of Loss. Customer shall at its expense promptly repair all repairable damage to any tangible Collateral that is material to the operations or financial condition of Customer. In the event that there is an Event of Loss and the affected Collateral had a value prior to such Event of Loss of $100,000.00 or more, then, on or before the first to occur of (i) 90 days after the occurrence of such Event of Loss, or (ii) 10 Business Days after the date on which either Customer or MLBFS shall receive any proceeds of insurance on account of such Event of Loss, or any underwriter of insurance on such Collateral shall advise either Customer or MLBFS that it disclaims liability in respect of such Event of Loss, Customer shall, at Customer’s option, either replace the Collateral subject to such Event of Loss with comparable Collateral free of all liens other than Permitted Liens (in which event Customer shall be entitled to utilize the proceeds of insurance on account of such Event of Loss for such purpose, and may retain any excess proceeds of such insurance), or prepay the Obligations by an amount equal to the actual cash value of such Collateral as determined by either the insurance company’s payment (plus any applicable deductible) or, in absence of insurance company payment, as reasonably determined by MLBFS; it being further understood that any such prepayment shall not cause a permanent reduction in the Maximum WCMA Line of Credit and such Maximum WCMA Line of Credit shall remain fully available for Customer to make draws to the extent provided hereunder. Notwithstanding the foregoing, if at the time of occurrence of such Event of Loss or any time thereafter prior to replacement or line reduction, as aforesaid, an Event of Default shall have occurred and be continuing hereunder, then MLBFS may at its sole option, exercisable at any time while such Event of Default shall be continuing, require Customer to either replace such Collateral or prepay the Obligations under the Loan Agreement and reduce the Maximum WCMA Line of Credit, as aforesaid.

(j) Notice of Certain Events. Customer shall give MLBFS immediate notice of any attachment, lien, judicial process, or encumbrance affecting or involving $100,000.00 or more of the Collateral.

(k) Indemnification. Customer shall indemnify, defend and save MLBFS harmless from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any nature whatsoever which may be asserted against or incurred by MLBFS arising out of or in any manner occasioned by (i) the ownership, collection, possession, use or operation of any Collateral, or (ii) any failure by Customer to perform any of its obligations hereunder; excluding, however, from said indemnity any such claims, liabilities, etc. arising out of the willful wrongful act or gross negligence of MLBFS. This indemnity shall survive the expiration or termination of this Loan Agreement as to all matters arising or accruing prior to such expiration or termination.

(l) 3.5 EVENTS OF DEFAULT

The occurrence of any of the following events shall constitute an “Event of Default” under this Loan Agreement:

(a) Exceeding the Maximum WCMA Line of Credit. If the WCMA Loan Balance shall at any time exceed the Maximum WCMA Line of Credit or the Available Borrowing Base (to the extent applicable pursuant to Section 2.3, and Customer shall fail to deposit sufficient funds into the WCMA Account to reduce the WCMA Loan Balance below the Maximum WCMA Line of Credit within five (5) Business Days after such due date.

(b) Other Failure to Pay. Customer shall fail to pay to MLBFS or deposit into the WCMA Account when due any other amount owing or required to be paid or deposited by Customer under this Loan Agreement or any of the Loan Documents, or shall fail to pay when due any other Obligations, and any such failure shall continue for more than five (5) Business Days after written notice thereof shall have been given by MLBFS to Customer.

(c) Failure to Perform. Any Credit Party shall default in the performance or observance of any covenant or agreement on its part to be performed or observed under any of the Loan Documents (not constituting an Event of Default under any other clause of this Section), and such Credit Party has (i) failed to cure such default within thirty (30) Business Days (A) after written notice thereof shall have been given by MLBFS to Customer, or (B) from Customer’s receipt of any notice or knowledge of such default from any other source or, (ii) if the default is of a nature that can not be cured within said period of thirty (30) days, failed to cure such default within a reasonable additional period not to exceed sixty (60) days after the expiration of such thirty (30) day period.

(d) Breach of Warranty. Any representation or warranty made by any Credit Party contained in this Loan Agreement or any of the Loan Documents shall at any time prove to have been incorrect in any material respect when made.

(e) Default Under Other ML Agreement. A default or event of default by any Credit Party shall occur under the terms of any other agreement, instrument or document with or intended for the benefit of MLBFS, MLPF&S or any of their affiliates, including, without limitation, the Guaranty, and any required notice shall have been given and required passage of time shall have elapsed, or the WCMA Agreement shall be terminated for any reason.

(f) Bankruptcy Event. Any Bankruptcy Event shall occur.

(g) Material Adverse Effect. The occurrence of any event or circumstance that is reasonably likely to result in a Material Adverse Effect.

(h) Default Under Other Agreements. Any event shall occur that results in a default or event of default by any Credit Party under any agreement with any party involving obligations in excess of $250,000.

(i) Collateral Impairment. The uninsured loss, theft or destruction of any Collateral that is material to the operations or financial condition of the Customer or any levy, attachment, seizure or confiscation of the Collateral which is not released within thirty (30) Business Days.

(j) Contested Obligation. (i) Any of the Loan Documents shall for any reason cease to be, or are asserted by any Credit Party not to be a legal, valid and binding obligation of any Credit Party, enforceable in accordance with its respective terms; or (ii) the validity, perfection or priority of MLBFS’ first lien and security interest on any of the Collateral is contested by any Person except for those contests that pertain to Permitted Liens; or (iii) any Credit Party shall or shall attempt to repudiate, revoke, contest or dispute, in whole or in part, such Credit Party’s obligations under any Loan Document.

(k) Judgments. A judgment shall be entered against any Credit Party in excess of $250,000 and the judgment is not paid in full and discharged, or stayed and bonded to the reasonable satisfaction of MLBFS.

(l) Change in Control/Change in Management. (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules thereunder) (other than for R. William Petty, M.D., Betty Petty, any beneficiary thereof pursuant to will or the laws of intestacy, or Prima Investments, Limited Partnership (“Prima”) so long as Prima remains directly or indirectly controlled by R. William Petty, M.D. and Betty Petty) of shares representing more than 33% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Customer; or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Customer by persons that are not continuing directors of Customer (unless such person were nominated by at least a majority of such continuing directors).

(m) Withdrawal, Death, etc. The incapacity, death, withdrawal, dissolution, or the filing for dissolution of: any Credit Party.

(n) FDA Certification. The loss, suspension or the imposition of any material restriction on Customer’s certification by the Food and Drug Administration as a “Registered Device Manufacturer.”

(o) Noncompliance with Regulations. The Customer is not in compliance with any material laws, regulations or rules applicable to it which such noncompliance will result in a Material Adverse Effect.

(p) Inadequate Insurance. The failure by Customer to maintain product liability insurance in an aggregate amount of not less than $20,000,000 (with a maximum self-insured retention of $5,000,000 per occurrence and $5,000,000 in the aggregate).

3.6 REMEDIES

(a) Remedies Upon Default. Upon the occurrence and during the continuance of any Event of Default, MLBFS may at its sole option do any one or more or all of the following, at such time and in such order as MLBFS may in its sole discretion choose:

(i) Termination. MLBFS may without notice terminate the WCMA Line of Credit and all obligations to extend any credit to or for the benefit of Customer (it being understood, however, that upon the occurrence of any Bankruptcy Event all such obligations shall automatically terminate without any action on the part of MLBFS).

(ii) Acceleration. MLBFS may declare the principal of and interest on the WCMA Loan Balance, and all other Obligations to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable, without presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate or other notice or formality of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of any Bankruptcy Event all such principal, interest and other Obligations shall automatically become due and payable without any action on the part of MLBFS.

(iii) Exercise Other Rights. MLBFS may exercise any or all of the remedies of a secured party under applicable law and in equity, including, but not limited to, the UCC, and any or all of its other rights and remedies under the Loan Documents.

(iv) Possession. MLBFS may require Customer to make the Collateral and the records pertaining to the Collateral available to MLBFS at a place designated by MLBFS which is reasonably convenient to Customer, or may take possession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice to Customer.

(v) Sale. MLBFS may sell any or all of the Collateral at public or private sale upon such terms and conditions as MLBFS may reasonably deem proper, whether for cash, on credit, or for future delivery, in bulk or in lots. MLBFS may purchase any Collateral at any such sale free of Customer’s right of redemption, if any, which Customer expressly waives to the extent not prohibited by applicable law. The net proceeds of any such public or private sale and all other amounts actually collected or received by MLBFS pursuant hereto, after deducting all costs and expenses incurred at any time in the collection of the Obligations and in the protection, collection and sale of the Collateral, will be applied to the payment of the Obligations under the Loan Agreement, with any remaining proceeds paid to Customer or whoever else may be entitled thereto, and with Customer and each Guarantor remaining jointly and severally liable for any amount remaining unpaid after such application.

(vi) Delivery of Cash, Checks, Etc. MLBFS may require Customer to forthwith upon receipt, transmit and deliver to MLBFS in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by MLBFS) which may be received by Customer at any time in full or partial payment of any Collateral, and require that Customer not commingle any such items which may be so received by Customer with any other of its funds or property but instead hold them separate and apart and in trust for MLBFS until delivery is made to MLBFS.

(vii) Notification of Account Debtors. MLBFS may notify any account debtor that its Account or Chattel Paper has been assigned to MLBFS and direct such account debtor to make payment directly to MLBFS of all amounts due or becoming due with respect to such Account or Chattel Paper; and MLBFS may enforce payment and collect, by legal proceedings or otherwise, such Account or Chattel Paper.

(viii) Control of Collateral. MLBFS may otherwise take control in any lawful manner of any cash or non-cash items of payment or proceeds of Collateral and of any rejected, returned, stopped in transit or repossessed goods included in the Collateral and endorse Customer’s name on any item of payment on or proceeds of the Collateral.

(b) Set-Off. MLBFS shall have the further right upon the occurrence and during the continuance of an Event of Default to set-off, appropriate and apply toward payment of any of the Obligations under the Loan Agreement, in such order of application as MLBFS may from time to time and at any time elect, any cash, credit, deposits, accounts, financial assets, investment property, securities and any other property of Customer which is in transit to or in the possession, custody or control of MLBFS, MLPF&S or any agent, bailee, or affiliate of MLBFS or MLPF&S. Customer hereby collaterally assigns and grants to MLBFS a continuing security interest in all such property as Collateral and as additional security for the Obligations. Upon the occurrence and during the continuance of an Event of Default, MLBFS shall have all rights in such property available to collateral assignees and secured parties under all applicable laws, including, without limitation, the UCC.

(c) Power of Attorney. Effective upon the occurrence and during the continuance of an Event of Default, Customer hereby irrevocably appoints MLBFS as its attorney-in-fact, with full power of substitution, in its place and stead and in its name or in the name of MLBFS, to from time to time in MLBFS’ sole discretion take any action and to execute any instrument which MLBFS may deem necessary or advisable to accomplish the purposes of this Loan Agreement and the other Loan Documents, including, but not limited to, to receive, endorse and collect all checks, drafts and other instruments for the payment of money made payable to Customer included in the Collateral. The powers of attorney granted to MLBFS in this Loan Agreement are coupled with an interest and are irrevocable until the Obligations have been indefeasibly paid in full and fully satisfied and all obligations of MLBFS under this Loan Agreement have been terminated.

(d) Remedies are Severable and Cumulative. All rights and remedies of MLBFS herein are severable and cumulative and in addition to all other rights and remedies available in the Loan Documents, at law or in equity, and any one or more of such rights and remedies may be exercised simultaneously or successively.

(e) No Marshalling. MLBFS shall be under no duty or obligation to (i) preserve, protect or marshall the Collateral; (ii) preserve or protect the rights of any Credit Party or any other Person claiming an interest in the Collateral; (iii) realize upon the Collateral in any particular order or manner, (iv) seek repayment of any Obligations from any particular source; (v) proceed or not proceed against any Credit Party pursuant to any guaranty or security agreement or against any Credit Party under the Loan Documents, with or without also realizing on the Collateral; (vi) permit any substitution or exchange of all or any part of the Collateral; or (vii) release any part of the Collateral from the Loan Agreement or any of the other Loan Documents, whether or not such substitution or release would leave MLBFS adequately secured.

(f) Notices. To the fullest extent permitted by applicable law, Customer hereby irrevocably waives and releases MLBFS of and from any and all liabilities and penalties for failure of MLBFS to comply with any statutory or other requirement imposed upon MLBFS relating to notices of sale, holding of sale or reporting of any sale, and Customer waives all rights of redemption or reinstatement from any such sale. Any notices required under applicable law shall be deemed reasonably and properly given to Customer if given by any of the methods provided herein at least 5 Business Days prior to taking action. MLBFS shall have the right to postpone or adjourn any sale or other disposition of Collateral at any time without giving notice of any such postponed or adjourned date. In the event MLBFS seeks to take possession of any or all of the Collateral by court process, Customer further irrevocably waives to the fullest extent permitted by law any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and any demand for possession prior to the commencement of any suit or action.

3.7 AFFIRMATION OF OBLIGATIONS. Upon the effectiveness of this Loan Agreement, from and after the Activation Date: (a) the terms and conditions of the Original Loan Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety; (b) the commitment of MLBFS to extend credit to Customer pursuant to the Original Loan Agreement shall continue without suspension or interruption under this Loan Agreement and shall not be deemed to be released, discharged or otherwise satisfied by the execution of this Loan Agreement, and this Loan Agreement shall not constitute a refinancing, substitution or novation of any of the other rights, duties and obligations of the parties hereunder; (c) the Liens contemplated hereunder shall be deemed to be created and perfected at the earliest point in time under the Original Loan Agreement and shall be deemed to be continued, without discharge or satisfaction, under this Loan Agreement; (d) Customer acknowledges the acceptance and satisfaction of good and valuable consideration in the form of the MLBFS’ commitment to lend under the Original Loan Agreement as continued through to this Loan Agreement in exchange for the grant of the Liens granted thereunder and continued hereunder; and (e) any and all references to the Original Loan Agreement in any Loan Document shall, without further action of the parties, be deemed a reference to the Original Loan Agreement, as amended and restated by this Loan Agreement, and as this Loan Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Loan Documents in any such Loan Document shall be deemed a reference to the Loan Documents under the Original Loan Agreement, as amended and restated by this Loan Agreement, and as this Loan Agreement shall be further amended, restated, supplemented or otherwise modified from time to time.

3.8 MISCELLANEOUS

(a) Non-Waiver. No failure or delay on the part of MLBFS in exercising any right, power or remedy pursuant to this Loan Agreement or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. Neither any waiver of any provision of any of the Loan Documents, nor any consent to any departure by Customer therefrom, shall be effective unless the same shall be in writing and signed by MLBFS. Any waiver of any provision of this Loan Agreement or any of the other Loan Documents and any consent to any departure by Customer from the terms of this Loan Agreement or any of the other Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, no notice to or demand on Customer shall in any case entitle Customer to any other or further notice or demand in similar or other circumstances.

(b) Disclosure. Customer hereby irrevocably authorizes MLBFS and each of its affiliates, including without limitation MLPF&S, to at any time (whether or not an Event of Default shall have occurred) obtain from and disclose to each other, and to any transferee permitted under Section 3.8 (g) herein, any and all financial and other information about Customer. In connection with said authorization, the parties recognize that in order to provide a WCMA Line of Credit certain information about Customer is required to be made available on a computer network accessible by certain affiliates of MLBFS, including MLPF&S. Customer further irrevocably authorizes MLBFS to contact, investigate, inquire and obtain consumer reports, references and other information on Customer from consumer reporting agencies and other credit reporting services, former or current creditors, and other persons and sources (including, without limitation, any Affiliate of MLBFS) and to provide to any references, consumer reporting agencies, credit reporting services, creditors and other persons and sources (including, without limitation, affiliates of MLBFS) all financial, credit and other information obtained by MLBFS relating to the Customer.

(c) Communications. Delivery of an agreement, instrument or other document may, at the discretion of MLBFS, be by electronic transmission. Except as required by law or otherwise provided herein or in a writing executed by the party to be bound, all notices demands, requests, accountings, listings, statements, advices or other communications to be given under the Loan Documents shall be in writing and shall be served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail by certified mail, return receipt required. Notices may be addressed to Customer as set forth at its address shown in the preamble hereto, or to any office to which billing or account statements are sent; to MLBFS at its address shown in the preamble hereto, or at such other address designated in writing by MLBFS. Any such communication shall be deemed to have been delivered, in the case of personal delivery the date of delivery, one Business Day after deposit with an overnight courier, two (2) Business Days after deposit in the United States by certified mail (return receipt required), or receipt of electronic transmission (which shall be presumed to be three hours after the time of transmission unless an error message is received by the sender), except that any notice of change of address shall not be effective until actually received in writing. Any communications made in connection with this Agreement shall be subject to Section 3.8(s) hereof.

(d) Fees, Expenses and Taxes. Customer shall pay or reimburse MLBFS for: (i) all UCC, real property or other filing, recording, and search fees and expenses incurred by MLBFS in connection with the verification, perfection or preservation of MLBFS’ rights hereunder or in any Collateral or any other collateral for the Obligations; (ii) any and all stamp, transfer, mortgage, intangible, document, filing, recording and other taxes and fees payable or determined to be payable in connection with the borrowings hereunder or the execution, delivery, filing and/or recording of the Loan Documents and any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith; and (iii) all fees and out-of-pocket expenses (including, attorneys’ fees and legal expenses but only in an amount not to exceed $10,000 in the aggregate) incurred by MLBFS in connection with the preparation, execution, administration, collection, enforcement, protection, waiver or amendment of this Loan Agreement, the other Loan Documents and such other instruments or documents, and the rights and remedies of MLBFS thereunder and all other matters in connection therewith. Customer hereby authorizes MLBFS, at its option, to either cause any and all such fees, expenses and taxes to be paid with a WCMA Loan, or invoice Customer therefore (in which event Customer shall pay all such fees, expenses and taxes within 10 Business Days after receipt of such invoice). The obligations of Customer under this paragraph shall survive the expiration or termination of this Loan Agreement and the discharge of the other Obligations under the Loan Agreement.

(e) Right to Perform Obligations. If Customer shall fail to do any act or thing which it has covenanted to do under any of the Loan Documents or any representation or warranty on the part of Customer contained in the Loan Documents shall be breached, MLBFS may, in its sole discretion, after 5 Business Days written notice is sent to Customer (or such lesser notice, including no notice, as is reasonable under the circumstances), do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all reasonable amounts so expended by MLBFS shall be repayable to MLBFS by Customer upon demand, with interest at the Interest Rate during the period from and including the date funds are so expended by MLBFS to the date of repayment, and all such amounts shall be additional Obligations. The payment or performance by MLBFS of any of Customer’s obligations hereunder shall not relieve Customer of said obligations or of the consequences of having failed to pay or perform the same, and shall not waive or be deemed a cure of any Default.

(f) Further Assurances. Customer agrees to do such further acts and things and to execute and deliver to MLBFS such additional agreements, instruments and documents as MLBFS may reasonably require or deem advisable to effectuate the purposes of the Loan Documents, to confirm the WCMA Loan Balance, or to establish, perfect and maintain MLBFS’ security interests and liens upon the Collateral, including, but not limited to: (i) executing financing statements or amendments thereto when and as reasonably requested by MLBFS; and (ii) if in the reasonable judgment of MLBFS it is required by local law, causing the owners and/or mortgagees of the real property on which any Collateral may be located to execute and deliver to MLBFS waivers or subordinations reasonably satisfactory to MLBFS with respect to any rights in such Collateral.

(g) Binding Effect. This Loan Agreement and the Loan Documents shall be binding upon, and shall inure to the benefit of MLBFS, Customer and their respective successors and assigns. MLBFS may, at any time while the Obligations under the Loan Agreement remain outstanding, sell, assign, syndicate or otherwise transfer or dispose of any or all of MLBFS’ rights and interests under the Loan Documents with the prior written consent of Customer; notwithstanding the foregoing, Customer’s consent shall not be required in the case of transfers (i) to any affiliate of MLBFS or (ii) to any Person if a Default has occurred and is continuing MLBFS also reserves the right at any time to pool the WCMA Loan with one or more other loans originated by MLBFS or any other Person, and to securitize or offer interests in such pool on whatever terms and conditions MLBFS shall determine. Subject to the Section 3.8(s), Customer consents to MLBFS releasing financial and other information regarding Credit Parties, the Collateral and the WCMA Loan in connection with any such sale, pooling, securitization or other offering. Customer shall not assign any of its rights or delegate any of its obligations under this Loan Agreement or any of the Loan Documents without the prior written consent of MLBFS. Unless otherwise expressly agreed to in a writing signed by MLBFS, no such consent shall in any event relieve Customer of any of its obligations under this Loan Agreement or the Loan Documents.

(h) Interpretation; Construction. (i) Captions and section and paragraph headings in this Loan Agreement are inserted only as a matter of convenience, and shall not affect the interpretation hereof; (ii) no provision of this Loan Agreement shall be construed against a particular Person or in favor of another Person merely because such Person (or its representative) drafted or supplied the wording for such provision; and (iii) where the context requires: (a) use of the singular or plural incorporates the other, and (b) pronouns and modifiers in the masculine, feminine or neuter gender shall be deemed to refer to or include the other genders.

(i) Governing Law. This Loan Agreement, and, unless otherwise expressly provided therein, each of the Loan Documents, shall be governed in all respects by the laws of the State of Illinois, not including its conflict of law provisions.

(j) Severability of Provisions. Whenever possible, each provision of this Loan Agreement and the other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Loan Agreement or any of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement and the Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

(k) Term. This Loan Agreement shall become effective on the date accepted by MLBFS at its office in Chicago, Illinois, and, subject to the terms hereof, shall continue in effect so long thereafter as the WCMA Line of Credit shall be in effect or there shall be any Obligations under the Loan Agreement outstanding.

(l) Exhibits. The exhibits to this Loan Agreement are hereby incorporated and made a part hereof and are an integral part of this Loan Agreement.

(m) Counterparts. This Loan Agreement may be executed in one or more counterparts which, when taken together, constitute one and the same agreement.

(n) Jurisdiction; Waiver. Customer acknowledges that this Loan Agreement is being accepted by MLBFS in partial consideration of MLBFS’ right and option, in its sole discretion, to enforce this Loan Agreement and all of the Loan Documents in either the State of Illinois or in any other jurisdiction where Customer or any Collateral may be located. Customer irrevocably submits itself to jurisdiction in the State of Illinois and venue in any state or federal court in the County of Cook for such purposes, and Customer waives any and all rights to contest said jurisdiction and venue and the convenience of any such forum, and any and all rights to remove such action from state to federal court. Customer further waives any rights to commence any action against MLBFS in any jurisdiction except in the County of Cook and State of Illinois or such other jurisdictions where MLBFS commences an action against Customer. Customer agrees that all such service of process shall be made by mail or messenger directed to it in the same manner as provided for notices to Customer in this Loan Agreement and that service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) days after the same shall have been posted to Customer or Customer’s agent. Nothing contained herein shall affect the right of MLBFS to serve legal process in any other manner permitted by law or affect the right of MLBFS to bring any action or proceeding against Customer or its property in the courts of any other jurisdiction. Customer waives, to the extent permitted by law, any bond or surety or security upon such bond which might, but for this waiver, be required of MLBFS.

(o) Jury Waiver. MLBFS and Customer hereby each expressly waive any and all rights to a trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other party with respect to any matter relating to, arising out of or in any way connected with the WCMA Line of Credit, the Obligations, this Loan Agreement, any of the Loan Documents and/or any of the transactions which are the subject matter of this Loan Agreement.

(p) Integration. This Loan Agreement, together with the other Loan Documents, constitutes the entire understanding and represents the full and final agreement between the parties with respect to the subject matter hereof, and may not be contradicted by evidence of prior written agreements or prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements of the parties. Without limiting the foregoing, Customer acknowledges that: (i) no promise or commitment has been made to it by MLBFS, MLPF&S or any of their respective employees, agents or representatives to extend the availability of the WCMA Line of Credit or the Maturity Date, or to increase the Maximum WCMA Line of Credit, or to make any WCMA Loan on any terms other than as expressly set forth herein or to otherwise extend any other credit to Customer or any other party; (ii) no purported extension of the Maturity Date, increase in the Maximum WCMA Line of Credit or other extension or agreement to extend credit shall be valid or binding unless expressly set forth in a written instrument signed by MLBFS; and (iii) this Loan Agreement supersedes and replaces any and all proposals, letters of intent and approval and commitment letters from MLBFS to Customer, none of which shall be considered a Loan Document. No amendment or modification of any of the Loan Documents to which Customer is a party shall be effective unless in writing signed by both MLBFS and Customer.

(q) Survival. All representations, warranties, agreements and covenants contained in the Loan Documents shall survive the signing and delivery of the Loan Documents, and all of the waivers made and indemnification obligations undertaken by Customer shall survive the termination, discharge or cancellation of the Loan Documents.

(r) Customer’s Acknowledgments. The Customer acknowledges that the Customer: (i) has had ample opportunity to consult with counsel and such other parties as deemed advisable prior to signing and delivering this Loan Agreement and the other Loan Documents; (ii) understands the provisions of this Loan Agreement and the other Loan Documents, including all waivers contained therein; and (iii) signs and delivers this Loan Agreement and the other Loan Documents freely and voluntarily, without duress or coercion.

(s) Confidentiality. MLBFS agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Customer (other than to its employees, auditors, counsel or other professional advisors who shall be advised of the confidential nature thereof) any information with respect to Customer or any Credit Party which is furnished pursuant to this Loan Agreement and identified as confidential by Customer (or is otherwise reasonably apparent to be confidential); provided, that MLBFS may disclose any such information (a) as has become generally available to the public, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over MLBFS or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation (notice of which will be promptly sent to the Customer to the extent permitted by law), and (d) in order to comply with any law, order, regulation or ruling applicable to MLBFS; provided, that in the event that MLBFS is requested or becomes legally compelled (as described above) to disclose any such confidential information or the fact that such confidential information has been made available to MLBFS, it is agreed that MLBFS will provide Customer with reasonably prompt written notice of such request(s) so that Customer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions set forth in this Section 3.8(s). In the event that such protective order or other remedy is not obtained, or that Customer waives compliance with the provisions of this Section, MLBFS agrees that it will furnish only that portion of such confidential information and other information which MLBFS is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such confidential information and other information which is being disclosed. The foregoing notwithstanding, in no event shall MLBFS be compelled or otherwise restricted from complying with any legally mandated disclosure if such delay in disclosure is prohibited in accordance with the terms of such mandate. The confidentiality obligations contained in this Loan Agreement or in any other Loan Document between the parties hereto, as they relate to the Loan, shall not apply to the federal tax structure or federal tax treatment of the Loans and each party hereto (and any employee, affiliate, representative or other agent of either party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Loan and all materials of any kind (including opinions or other tax analysis) that are provided to a party relating to such federal tax structure and federal tax treatment, provided, further that such disclosure may not be made until the earliest of (x) the date of the public announcement of discussions relating to the Loans, (y) the date of the public announcement of the Loans to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b) (3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. Subject to the proviso with respect to disclosure in the first sentence of this Section 3.7(s), each party hereto acknowledges that each party hereto (and any employee, affiliate, representative or other agent of either party hereto) has no proprietary or exclusive rights to the federal tax structure of the Loans or any federal tax matter of federal tax idea related to the Loans. MLBFS is aware, and MLBFS will advise its representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

[SIGNATURE PAGE TO FOLLOW]

This Loan Agreement and the other Loan Documents are executed under seal and are intended to take effect as sealed instruments.

IN WITNESS WHEREOF, this Loan Agreement has been executed as of the day and year first above written.

EXACTECH, INC.

By:	/s/ Joel Phillips	/s/ David Petty
	Signature (1)	Signature (2)

Joel Phillips		David Petty
	Printed Name	Printed Name

CFO		Executive VP
	Title	Title

STATE OF ________________	}
} SS.
COUNTY OF _________________	}

The foregoing instrument was acknowledged before me this day of June 25th AD, 2004 by Joel Phillips of EXACTECH, INC., a Florida corporation, on behalf of the corporation. Said person is personally known to me or has produced                      as identification.

/s/ Cynthia D. Resen
NOTARY PUBLIC

Cynthia D. Resen
PRINTED NAME OF NOTARY PUBLIC

My Commission Expires:

[SEAL]

Accepted at Chicago, Illinois:
MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:	/s/ Pauline Roh

EXHIBIT 1

ATTACHED TO AND HEREBY MADE A PART OF WCMA LOAN AND SECURITY AGREEMENT NO. 2BN-07R53 BETWEEN MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC. AND EXACTECH, INC.

Additional Locations of Tangible Collateral:

2240 NW 66th Ct

Gainesville, FL 32653

2320 NW 66th Court

Gainesville, FL 32653

445 Northern Boulevard

Great Neck, NY 11021